EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Current Report on Form 8-K/A of Cosmos Holdings, Inc. of our report dated March 5, 2019, with respect to the audited financial statements of Cosmofarm LTD, a wholly-owned subsidiary of DEEPDAE Ltd., as of and for the years ended December 31, 2017 and 2016, which appears in this Current Report on Form 8-K/A of Cosmos Holdings, Inc. dated March 6, 2019.

/s/ Armanino LLP

San Francisco, California

March 6, 2019